Exhibit 21

STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES

SUBSIDIARIES OF REGISTRANT

Information is set forth below concerning all operating subsidiaries of the Company as of June 30, 2005 (except subsidiaries which, considered in the aggregate do not constitute a significant subsidiary).

Jurisdiction of

Name of Subsidiary

Incorporation

ATC-Frost Magnetics, Inc.

Canada

Custom Hoists, Inc.

Ohio

Nor-Lake, Inc.

Wisconsin

Snappy Air Distribution Products, Inc.

Delaware

Standex Air Distribution Products, Inc.

Delaware

Standex Electronics, Inc.

Delaware

Standex Engraving L.L.C.

Virginia

Standex Financial Corp.

Delaware

Crest Fruit, L.P.

Texas

SXI Limited

Canada

S. I. de Mexico S.A. de C.V.

Mexico

Standex International GmbH

Germany

Standex Holdings Limited

United Kingdom

Standex International Limited

United Kingdom

Roehlen Industries Pty. Limited

Australia

AFL Binders Co. Ltd.

United Kingdom

Standex Electronics (U.K.) Limited

United Kingdom